CURRENT REPORT FOR ISSUERS SUBJECT TO THE

1934 ACT REPORTING REQUIREMENTS

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

April 17, 2006

Date of Report

(Date of Earliest Event Reported)

AXM PHARMA, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-31886	20-0745214
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17870 Castleton Street, Suite 255

City of Industry, California   91748

(Address of principal executive offices)

(626) 964-2848

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Section 1-Registrant’s Business and Operations

Item 1.01: Entry Into a Definitive Material Agreement

The Company and the holders (the "Holders") of the secured convertible promissory notes in the aggregate principal amount of $3,425,000 issued by the Company in April, 2005 (the "2005 Notes") have entered into a Modification Agreement dated as of March 1, 200 6 .. A copy of such Modification Agreement is attached hereto as Exhibit 10.1 and the terms thereof are incorporated herein in their entirety by this reference.

The Modification Agreement provides that the 2005 Notes, on which the Company has been unable to make its monthly principal and interest payments since September 2005, will be restated and amended as new notes (the "Amended Notes") in the form of Exhibit 1 to the Modification Agreement attached hereto. The Amended Notes (together with the Amended Warrants described below) are to be issued at the Closing, which is scheduled for April 28, 2006.  The principal amount of the Amended Notes will not exceed $3, 795,000 , which includes accrued interest and certain amounts due the Holders, under their April, 2005 registration rights agreement. The Amended Notes will bear interest at an annual rate of 9%.

No principal payments will be due on the Amended Notes until March 1, 2009 , provided that the Company has complied with its obligations under the Amended Notes and the outstanding principal amount with be due and payable on such date. .. The first interest payment will become due on the earlier of November 1, 2006 or 10 days after the effectiveness date of a registration statement on Form SB-2 with respect to the Common Stock underlying the Amended Notes. Each interest  payment may, at the Company's  option, be payable in shares of its Common Stock, if such shares have been registered by the respective interest payment date, with such interest payment to be calculated at  the applicable  Conversion Price ( as described below.)

The Amended Notes will be convertible by each of the Holders, in whole or in part, from time to time, into shares of Common Stock at a Conversion Price (as defined in the Amended Notes), which will, in general, be equal to the lesser of $2.10 or 82.5% of the volume weighted average price for the Company's shares over the twenty Trading Days immediately preceding the Conversion Date.  The Conversion Price for the 2005 Notes was originally set at $2.10.

As more fully described in the Modification Agreement, as apart of the transactions being implemented thereby, the Holders have agreed to subordinate their security interest in the factory held by the Company's subsidiary, AXM Shenyang, Inc, as well as their security interest in the underlying land and related assets, in order to permit the Company and its subsidiary to obtain additional bank financing of a minimum of $3,000,000 and a maximum of $8,500,000.

The Company has also agreed to issue to the Holders  Amended and Restated Warrants ( the "Amended Warrants") at an exercise price of $.50 per warrant to replace approximately 2.5 million warrants issued to them by the Company in April 2005. The original exercise price of 2,055,000 of the warrants being restated was $1.80, with 455,000 of the warrants being restated having an original exercise price of $2.41. Except as described in the Modification Agreement, no modification or anti-dilution adjustments will be made to any of the other warrants held by the Holders as a result of the issuance of the Amended Notes or the Amended Warrants.

The parties will also enter into a new Registration Rights Agreement in the form of Exhibit 2 to the Modification Agreement.

A failure by the Company to obtain any required Stockholder Approval (as defined in the Modification Agreement) of the transactions contemplated by such Agreement by September 1,

2006 or a failure to have a Registration Statement on Form SB-2 declared effective by November 1, 2006 would be an Event of Default under the terms of he Amended Notes, entitling the Holders to accelerate.

The name of each Holder is set forth in the attached Modification  Agreement, which became effective among  the parties at different times between April 17 and 21, 2006.

Item 9.01:  Financial Statements and Exhibits

(c) Exhibits

Exhibit No.

Description

10.1	Modification Agreement dated as of March 1, 2006
99.1	Press Release disseminated on April 21, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

April 21, 2006	AXM Pharma, Inc.
By : /s/ Wei-Shi Wang Wei-Shi Wang